Exhibit 4.12

Equity Pledge Agreement

THIS EQUITY PLEDGE AGREEMENT (hereinafter “Contract”) was made and entered into by and between the following Parties in Beijing Municipality, China on February 5, 2010:

QIGI&BODEE International Technology (Beijing) Limited (hereinafter referred to as “WFOE” or “Pledgee”), a wholly foreign-owned enterprise established and existing according to the laws of the People’s Republic of China, with the current domicile of F/3, Building 1, No.13, Yongchang (N) Road, Beijing Technology Development Zone, Beijing Municipality, China;

QIGI&BODEE Technology (Beijing) Co., Limited (hereinafter referred to as “QIGI TECHNOLOGY” or “Company”), a limited liability company established and existing according to the laws of the People’s Republic of China, with the current domicile of Room 1410, Office Building, No.76, Zhichun Road, Haidian District, Beijing Municipality, China;

Xu Enhai, a Chinese natural person, residing at No.2399, Liaoning Road, Chaoyang District, Changchun City, Jilin Province, with the ID card No. of 220224197109224214, who holds 66.7% of the equity of QIGI TECHNOLOGY, and has subscribed for and paid up RMB 20 million Yuan for the registered capital of QIGI TECHNOLOGY; and

Han Deling (collectively referred to as “Pledgors” together with Xu Enhai), a Chinese natural person, residing at Room 402, Unit 4, Building 2, No.49, Dunhua Road, Shibei District, Qingdao City, Shandong Province, with the ID card No. of 370205197011225028, who holds 33.3% of the equity of QIGI TECHNOLOGY, and has subscribed for RMB 10 million Yuan and actually paid RMB 2.1 million Yuan for the registered capital of QIGI TECHNOLOGY

For the purpose of guaranteeing that the Pledgee may normally charge the money payable by the Company, including but not limited to the consultation fee and service fee, etc., the Pledgors supply the pledge security for the Company’s payment obligation under the Exclusive Cooperation Contract (and its annexes) with all their equity in the Company.

The Parties hereto hereby agree as follows:

1.	Pledge

For the purpose of guaranteeing that the Company will timely and fully pay any and all the money that is receivable by the Plegee under the Exclusive Business Cooperation Agreement and all of its annexes and that the Company may fail to pay from time to time (including but not limited to the consultation fees, service fees, intellectual property right license fees and other expenses stipulated, hereinafter collectively “Service Fees Payable”), regardless of the reason for such Services Fees Payable to become due (the occurrence of the due date, the demand for early payment or any other reasons), the Pledgors hereby provide security of an total amount of RMB 0.2 billion Yuan to the Pledgee. including to pledge the equity interest in the Company they currently held (hereinafter “Pledge Equity”) to the Pledgee (including the RMB 20 million Yuan of registered capital (equity) as actually paid up by Xu Enhai and the RMB 2.1 million Yuan of registered capital (equity) as actually paid up by Han Deling).

2.	Pledge Period

The valid term of the pledge according to this Contract will be from the date when the Pledge Equity is recorded in the Company’s registry of shareholders and the pledge registration formality is handled with the competent registration authority (administration authority of industry and commerce) to the date when all money that the Company owes to the Pledgee under the above Exclusive Business Cooperation Agreement (and all its annexes) is paid off by the Company. The Parties hereto agree that, on the date when this Contract is executed and on the date when there occurs any change in the Pledge Equity in future (including but not limited to the supplement and increment of registered capital), the Pledgors shall urge the Company to record the relevant situation of the Equity Pledge in the registry of shareholders; the Pledgors shall, within ten (10) days upon the execution hereof and within ten (10) days upon any Pledge Equity change in future (including but not limited to the supplement and increment of registered capital), together with the Pledgee, handle the relevant Equity Pledge change registration with the competent registration authority (administration authority of industry and commerce), so as to guarantee that all their actually-contributed registered capital (equity) is always under the pledge to the Pledgee. During the pledge period as stipulated in this Contract, if the Company fails to pay the Service Fees Payable in accordance with the Exclusive Business Cooperation Agreement, the Pledgee will be entitled but have no obligation to dispose of the Pledge Equity in accordance with the relevant stipulation hereof.

3.	Pledge Certificate

3.1	During the pledge period as stipulated herein, the Pledgors shall deliver the registry of shareholders recording the pledge affairs and the documents related to the equity pledge registration (Letter of Determination on Permitting the Equity Pledge Registration, or Letter of Determination on Permitting the Equity Pledge Change Registration, etc.) to the Pledgee for the Pledgee’s keeping. The Pledgors shall, within one (1) week upon the execution hereof, deliver the said registry of shareholders and the documents related to the equity pledge registration to the Pledgee. And the Pledgee will keep such materials during the whole pledge period as stipulated herein.

3.2	The Pledgors agree and confirm that, during the pledge period as stipulated herein, the Pledgee will be entitled to receive the dividends arising from the Pledge Equity.

4.	Undertakings of the Pledgors

The Pledgors undertake that during the pledge period:

(a)	The Pledgors will keep legally registering the Company equity as pledged thereby and guarantee that they are entitled to pledge such equity, unless any other arrangement is made according to the requirement of the Pledgee;

(b)	Without the prior written consent of the Pledgee, the Pledgors may not sell, transfer, pledge or otherwise dispose of the legitimate or beneficial rights and interests of the Pledge Equity, or allow anyone to set any other security thereon, or have any negotiation or execute any agreement or arrangement involving the said intent, provided that the pledge as set on the Company equity according to this Contract is excluded;

(c)	The Pledgors will supervise and guarantee that, without the prior written consent of the Pledgee, the Company’s board of shareholders or board of directors (or the executive director) will not sell, transfer, mortgage or otherwise dispose of the Company’s assets, or allow anyone to set any other security on the Company’s assets;

(d)	In case of any actual or threatened litigation, arbitration or administrative procedures related to the Pledge Equity, the Pledgors will forthwith notify the Pledgee thereof;

(e)	In order to keep the validity of the Pledge Equity, the Pledgors will execute all necessary or appropriate documents, adopt all necessary or appropriate actions, institute all necessary or appropriate proceedings or make all necessary or appropriate defenses for all claims; and

(f)	Without the prior written consent of the Pledgee, the Pledgors may not have any act and/or omission that may bring any material influence to the assets, business and liability of the Company.

5.	Breach of Contract

5.1	Any of the following circumstances will be deemed as breach of contract:

5.1.1	The Company fails to fully pay the Service Fees Payable under the Exclusive Business Cooperation Agreement (and all its annexes) in time or breaches any other obligation according to this Contract;

5.1.2	The Pledgors’ undertaking as made in Article 4 hereof has any material misleading or mistake, and/or the Pledgors break any undertaking as made in Article 4;

5.1.3	The Pledgors fail to handle the pledge setting registration and change registration for the Pledge Equity according to this Contract in light of the stipulation hereof;

5.1.4	The Pledgors violate any clause hereof;

5.1.5	The Pledgors waive the Pledge Equity or disposal of or intend to dispose of the Pledge Equity without the written consent of the Pledgee;

5.1.6	Any consent, license, approval or authorization (if any) as necessary for the enforceability, legality or effectiveness hereof, which is obtained from the relevant governmental authority, is withdrawn, suspended, invalidated or materially modified;

5.1.7	The promulgation of any applicable law causes that this Contract becomes illegal or the Pledgors cannot continue performing their obligations according to this Contract;

5.1.8	There occurs any adverse change in the property of the Pledgors, causing that the Pledgee deems that the Pledgors’ ability to perform their obligations according to this Contract has been influenced;

5.1.9	The successor(s) or managing agent(s) of the Company or the Pledgors can only perform part of or refuse to perform any of the obligations under the Exclusive Business Cooperation Agreement (and all its annexes), Exclusive Option Agreement (and all its annexes) or Power of Attorney;

5.1.10	In accordance with the provisions of the relevant laws, there exist any other circumstance under which the Pledgors cannot or it is possible that the Pledgors cannot exercise the right of disposing of the Pledge Equity.

5.2	In case the Pledgors are aware or find that there occurs any matter as stated in Clause 5.1 or any event which may cause any matter as stated in Clause 5.1, the Pledgors shall forthwith notify the Pledgee thereof in writing.

5.3	Unless the matters as stated in Clause 5.1 have been resolved in a way satisfactory to the Pledgee, the Pledgee may, at any time when or after the Pledgors’ breach of contract occurs, notify the Pledgors of their breach of contract to require the Pledgors to forthwith pay all the Service Fees Payable or other payables under the Exclusive Business Cooperation Agreement or dispose of the Pledge Equity according to the stipulation of Article 6 hereof.

6.	Exercise of Right of Pledge

6.1	Before the Service Fees Payable as stated in the Exclusive Business Cooperation Agreement (and its annexes) is paid off, without the written consent of the Pledgee, the Pledgors may not dispose of the Pledge Equity or the Company equity as respectively held thereby.

6.2	When the Pledgee exercises the right of pledge, the Pledgee may send to the Pledgors the notice on their breach of contract.

6.3	In accordance with the stipulation of Clause 5.3, the Pledgee may, at the time when or at any time after sending the notice on breach of contract in accordance with Clause 5.3, exercise the right of disposing of the Pledge Equity. When the Pledgee decides to exercise such right, the Pledgors will not have any right and interest related to the Pledge Equity any more.

6.4	Upon the occurrence of any breach of contract by the Pledgors, within the scope as permitted by the law and according to the provisions of the relevant law, the Pledgee will be entitled to obtain the Pledge Equity or dispose of the Pledge Equity in light of the relevant legal procedures, and for the income from such disposal, the Pledgee does not need to pay to the Pledgors; and the Pledgors hereby waive any and all rights with which they can claim to the Pledgee the income from the disposal of Pledge Equity.

6.5	When the Pledgee disposes of the Pledge Equity according to this Contract, the Pledgors and the Company shall give the necessary assistance to facilitate the Pledgee to realize its right of pledge.

6.6	When the Pledgee exercises the right of pledge according to this Contract, the Pledgee may exercise such right to either of the Pledgors or both of them, and may exercise all of such right or part of such right, which will not influence the validity of the remaining Pledge Equity, or the Pledgee’s exercise of the rights for other securities as set on the Pledge Equity or the validity thereof, and vice versa.

7.	Transfer

7.1	Without the prior consent of the Pledgee, the Pledgors are not entitled to grant or transfer their rights and obligations under this Contract to anyone else.

7.2	This Contract is binding on the Pledgors, their successors and the permitted transferees, and is effective for the Pledgee and each of its successors and transferees.

7.3	The Pledgee may at any time transfer any and all of its rights and obligations under the Exclusive Business Cooperation Agreement (and its annexes) to any person (natural person/legal person) as appointed thereby, and in such case, the transferee shall enjoy and bear the rights and obligations of the Pledgee under this Contract, just as the transferee is an original party to this Contract. When the Pledgee transfers the rights and obligations under the Exclusive Business Cooperation Agreement (and its annexes), upon the requirement of the Pledgee, the Pledgors and the Company shall execute with the new pledgee a new pledge contract consistent with the content of this Contract.

7.4	The Pledgors shall strictly abide by the stipulations of this Contract and other relevant contracts as individually or jointly executed thereby, and perform the obligations under this Contract and those relevant contracts, and moreover, shall not have any act/omission that may influence the validity and enforceability of this Contract. And without the written instruction of the Pledgee, the Pledgors may not exercise their remaining rights on the Pledge Equity.

8.	Termination

After the Company has paid off the Service Fees Payable under the Exclusive Business Cooperation Agreement (and all its annexes), and does not bear any obligation thereunder any more, this Contract will terminate, and if necessary, in the reasonably shortest time, the Pledgee may cancel or rescind this Contract in advance.

9.	Notification

9.1	Any and all notices or written communication between and among the Parties hereto as provided for under this Contract (including but not limited to the offer, document or notice as sent according to this Contract) shall be made in Chinese, and be timely served to the receiving Party by means of the personal delivery, through the courier as acknowledged by the Parties hereto, or via the facsimile, telegram or telex. And any and all notices shall be served to the addresses first above written, unless any Party hereto notifies the other Party of the address change.

9.2	If the notice is sent by means of the personal delivery or through the courier as acknowledged by the Parties hereto, the notice shall be deemed to have been actually served on the date of delivery; and if via the facsimile, telegram or telex, the notice shall be deemed to have been served on the first working date following the date as shown in the transmission confirmation sheet thereon.

10.	Dispute Settlement

The execution, validity, interpretation, performance, modification, termination and dispute settlement of this Contract shall be governed by the laws of the People’s Republic of China. And any and all conflicts, disputes or right claims caused by or in connection with the performance, interpretation, breach, modification, termination or validity hereof shall be settled by the Parties hereto through friendly consultation. The consultation thereon shall forthwith commence upon the Party which has the objection notifying other relevant Parties of the dispute. And if no agreement can be reached within thirty (30) days upon the service of such notice, upon the requirement and notification of the Party that has the objection, the Parties hereto shall turn to the arbitration institution. The Parties hereto agree that the dispute will be submitted to China International Economic and Trade Arbitration Commission, which will give the arbitral award in accordance with the then effective rules. The arbitral award will be binding on both Parties hereto and the place of arbitration will be Beijing. During the period of dispute settlement, other than those involved in the dispute, the Parties hereto shall continue exercising their respective rights and performing their respective obligations under this Contract.

11.	Modification

Any and all modifications, supplements or changes hereof shall be made in written form.

12.	Effectiveness

This Contract will become effective on the date when this Contract is signed and sealed by all the Parties hereto and the equity pledge is recorded in the Company’s registry of shareholders.

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed on the date first above written.

Signatories:

QIGI&BODEE International Technology (Beijing) Limited

Authorized representative:	/s/ Xu Enhai
Xu Enhai

Seal:

QIGI&BODEE Technology (Beijing) Co., Limited

Authorized representative:	/s/ Xu Enhai
Xu Enhai

Seal:

Xu Enhai

Signature:	/s/ Xu Enhai

Han Deling

Signature:	/s/ Han Deling

Amendment Agreement of Equity Pledge Agreement

This Amendment Agreement of the Equity Pledge Agreement (hereinafter referred to as “this Amendment Agreement”) is entered into by and among the following parties (each a “Party” and collectively “Parties”) as of November 11, 2010 in Beijing city, the People’s Republic of China (hereinafter referred to as “China” or “the PRC”):

1. QIGI&BODEE International Technology (Beijing) Limited (hereinafter referred to as the “Pledgee”), a wholly foreign-owned enterprise duly incorporated and validly existing in accordance with Chinese law with its domicile at 3F, Building 1, No.13 Yongchang North Road, Beijing Economic-Technological Development Area, Beijing.

2. QIGI&BODEE Technology (Beijing) Co., Limited (hereinafter referred to as the “Company”), a limited liability company duly incorporated and validly existing in accordance with Chinese law with its domicile at Room 401, Building 402, Yard 10A, Jiuxianqiao North Road, Chaoyang District, Beijing.

3. XU Enhai, a Chinese natural person. ID card number: 220224197109224214.

4. HAN Deling (together with XU Enhai hereinafter collectively referred to as the “Pledgors”), a Chinese natural person. ID card number: 370205197011225028.

WHEREAS:

1. The Parties entered into the Equity Pledge Agreement (hereinafter referred to as the Original Contract) as of February 5, 2010. For the purpose of guaranteeing the Company’s performance of debts to the Pledgee, the Pledgors shall pledge to the Pledgee all of their equity interest in the Company accrued from their paid-in contributions to the Company as of the date of signing the Original Contract.

2. The Company’s registered capital is RMB 30 million Yuan, among which XU Enhai subscribes for RMB 20 million Yuan and HAN Deling subscribes for RMB 10 million Yuan. As of the date of signing the Original Contract, XU Enhai had paid in RMB 20 million Yuan and HAN Deling RMB 2.1 million Yuan.

3. HAN Deling’s paid-in contributions to the Company have increased to RMB 10 million Yuan as of the signing date hereof. Thus both XU Enhai and HAN Deling have paid up all the capital contributions they have subscribed for.

4. The Parties agree that HAN Deling may pledge to the Pledgee all her contributions with respect to the Company’s registered capital.

Now therefore, the Parties unanimously reach this Amendment Agreement as follows:

1. HAN Deling shall, as one of the Pledgors under the Original Contract, increase the total paid-in contributions to the Company which are pledged to the Pledgee to RMB 10 million Yuan.

2. The Company shall record the change in the equity interests pledged by HAN Deling in the register of members as of the signing date hereof.

3. With respect to all the aforesaid equity interest accrued from paid-in capital contributions to the Company, XU Enhai and HAN Deling, together with the Plegee, shall go through the formalities to register the equity pledge with the industry and commerce administration authority.

4. Except for the modifications made herein, all terms and conditions as specified in the Original Contract shall remain effective and enforceable.

In consideration of the above-mentioned stipulations, this Amendment Agreement shall come into force as of the signing date upon the execution by the Parties and together with the Original Contract constitute an entire agreement. This Amendment Agreement shall be executed in five copies with each party holding one copy and the rest shall be used for the registration of the equity pledge. Each copy shall have the same legal effect and force.

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Signing parties:

QIGI&BODEE International Technology (Beijing) Limited (common seal)

Signature of authorized representative:	/s/ Xu Enhai
Xu Enhai

QIGI&BODEE Technology (Beijing) Co., Limited (common seal)

Signature of authorized representative:	/s/ Xu Enhai
Xu Enhai

XU Enhai

Signature:	/s/ Xu Enhai

HAN Deling

Signature:	/s/ Han Deling

Signing page of Amendment Agreement of Equity Pledge Agreement